Exhibit 99.1

SOUTHWEST IOWA RENEWABLE ENERGY, LLC ANNOUNCES FY2012 RESULTS

Council Bluffs, Iowa ----- December 19, 2012 ---- On December 19, 2012, Southwest Iowa Renewable Energy, LLC (“SIRE”) announced its financial results for the fiscal year ended September 30, 2012 (“Fiscal 2012”).  SIRE reported a net loss of $661,609 or $50.35 per unit, compared to a net loss of $2,707,306 or $206.05 per unit for the fiscal year ended September 30, 2011 (“Fiscal 2011”).  The cash flow from operations for Fiscal 2012 was $8,463,759 compared to $25,307,440 for Fiscal 2011; with the overall cash flow for Fiscal 2012 of ($4,722,653) as compared to $7,574,046 for Fiscal 2011.

Adjusted EBITDA, which is defined as earnings before interest, income taxes, and depreciation and/or amortization, or EBITDA, as adjusted for unrealized hedging losses (gains) was $12,823,990 for Fiscal 2012 and $26,297,767 for Fiscal 2011.  SIRE had $6.29 million in cash and equivalents and $9.125 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants) as well as an additional $6.25 million available under uncommitted loan agreements at September 30, 2012.  For reconciliations of Adjusted EBITDA to net income attributable to SIRE, see “Adjusted EBITDA” below.

Brian Cahill, SIRE’s President and CEO, stated, “As we look back on Fiscal 2012, we made strong strides in improving our operations through increased output and lower costs and greatly reducing our net loss in the midst of quickly rising commodity market prices.  At the same time, we made another significant net reduction in our debt.  The continuing improvement in the cash flow from operations allowed us to have a net reduction of approximately $7.7 million on our debt during the year ended September 30, 2012.”

About Southwest Iowa Renewable Energy, LLC:

SIRE is an Iowa limited liability company, located in Council Bluffs, Iowa, formed in March, 2005 to construct and operate a 110 million gallon capacity ethanol plant.  SIRE began producing ethanol in February, 2009 and sells its ethanol, modified wet distillers grains with solubles, corn syrup, and corn oil in the continental United States.  SIRE also sells its dried distillers grains with solubles in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K for the fiscal year ended September 30, 2012, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE’s business, and the effects of general economic conditions on SIRE.  The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  SIRE further cautions that such factors are not exhaustive or exclusive.  SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Summary Balance Sheets

SOUTHWEST IOWA RENEWABLE ENERGY, LLC
Balance Sheets - September 30, 2012 and 2011
(Dollars in thousands)
	Year Ended	Year Ended
	September 30, 2012	September 30, 2011
ASSETS
Current Assets
Cash and cash equivalents	$6,285	$11,007
Restricted cash	302	301
Accounts receivable	268	224
Accounts receivable, related party	12,088	17,642
Derivative financial instruments	976	553
Inventory	12,427	11,198
Derivative financial instruments, related party	4,013	-
Prepaid expenses and other	394	1,107
Total current assets	36,753	42,032

Property, Plant and Equipment
Land	2,064	2,064
Plant, building and equipment	204,597	203,750
Office and other equipment	751	742
	207,412	206,556
Accumulated depreciation	(53,679)	(42,293)
Net property and equipment	153,733	164,263

Other Assets
Financing costs, net of amortization of	1,001	1,539
$3,202 and $2,341, respectively
Other assets	896	-
	1,897	1,539
Total Assets	$192,383	$207,834

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable	$1,366	$2,090
Accounts payable, related parties	3,937	5,239
Derivative financial instruments, related party	-	2,097
Accrued expenses	2,837	2,615
Accrued expenses, related parties	1,657	3,832
Current maturities of notes payable	20,001	21,237
Total current liabilities	29,798	37,110

Long Term Liabilities
Notes payable, less current maturities	115,023	121,400
Other long-term liabilities	500	600
Total long term liabilities	115,523	122,000
Commitments and Contingencies

Members' Equity
Members' capital
13,139 Units issued and outstanding	76,474	76,474
Accumulated profit (deficit)	(29,412)	(27,750)
Total members' equity	47,062	48,724
Total Liabilities and Members' Equity	$192,383	$207,834

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC
Statement of Operations
(Dollars in thousands)

	Year Ended	Year Ended
	September 30, 2012	September 30, 2011

Revenues	$362,876	$333,089
Cost of Goods Sold
Cost of goods sold-non hedging	357,579	327,924
Realized & unrealized hedging (gains)	(7,767)	(6,325)
	349,812	321,599

Gross Margin	13,064	11,490

General and administrative expenses	4,533	4,357

Operating Income	8,531	7,133

Other Income (Expense)
Interest income	20	18
Other income	963	44
Interest expense	(10,176)	(9,902)
	(9,193)	(9,840)

Net (Loss)	$(662)	$(2,707)

Weighted Average Units Outstanding	13,139	13,139
Net (loss) per unit, basic & diluted	$(50.35)	$(206.05)

Management uses Adjusted EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business.  Management believes that adjusted EBITDA provides useful information to investors as a measure of comparison with peer and other companies.  Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles.  Adjusted EBITDA calculations may vary from company to company.  Accordingly, our computation of Adjusted EBITDA may not be comparable with a similarly-titled measure of another company.

The following sets forth the reconciliation of Net Loss to Adjusted EBITDA for the periods indicated:

	Fiscal 2012	Fiscal 2011
	Amounts	Amounts
	in 000's	in 000's
Net Loss	(662)	(2,707)
Interest Expense	10,156	9,884
Depreciation	11,393	13,536
EBITDA	20,887	20,713

Unrealized Hedging (gain) loss	(8,063)	5,585

Adjusted EBITDA	12,824	26,298

Adjusted EBITDA per unit	976.02	2,001.50

Statistical Information

	Fiscal 2012			Fiscal 2011
	Gallons/Tons Sold	% of Revenues	Gallons/Tons Average Price	Gallons/Tons Sold	% of Revenues	Gallons/Tons Average Price
Statistical Revenue Information
Denatured Ethanol	122,626,702	76.460%	$ 2.26	114,506,382	81.223%	$ 2.36
Dry Distiller's Grains	293,806	17.472%	$ 216	305,929	15.888%	$ 173
Wet Distiller's Grains	110,725	2.862%	$ 94	43,877	0.959%	$ 73
Syrup	29,522	0.443%	$ 54	62,158	0.357%	$ 19
Corn Oil	13,382	2.763%	$ 749	5,858	1.573%	$ 894

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392